Exhibit 10.126
PERFORMANCE UNIT AWARD AGREEMENT

TO:	[Recipient Name] (Employee Number: nnnnn)
     THIS AGREEMENT (the “Agreement”) is made effective as of December 7, 2009 (the “Grant Date”), between Compuware Corporation, a Michigan corporation (the “Corporation”), and the individual whose name is set forth above, who is an employee of the Corporation (the “Recipient”). Capitalized terms not otherwise defined herein shall have the same meanings as in the 2007 Long Term Incentive Plan (the “Plan”), and the terms of the Plan are hereby incorporated by reference and made a part of this Agreement. This Award is not intended to constitute a Code Section 162(m) Award under Article VII of the Plan.
     In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:
     1. Grant of the Performance Units. Subject to the terms and conditions of the Plan and this Agreement, the Corporation grants to the Recipient [# shares] Performance Units (hereinafter called the “Units”). The Units shall vest and become non-forfeitable in accordance with Section 2 below. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. The grant of Units made under this Agreement is referred to as the “Units Award”.
     2. Vesting and Forfeiture.
          (a) As long as the Recipient continues to be employed by the Corporation, the Units shall become vested and non-forfeitable upon the occurrence of a closing date of an Initial Public Offering of Covisint Corporation common stock. For purposes of this Agreement, “Initial Public Offering” means the initial sale of shares of Covisint Corporation common stock to the public by Covisint Corporation or by the Corporation after the date hereof pursuant to a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4 or Form S-8) if, immediately following the closing of such sale, shares of Covisint Corporation common stock are registered under Section 12(b) or 12(g) of the Exchange Act or would be required to be so registered if the date immediately following the closing were the last day of Covisint Corporation’s fiscal year. Notwithstanding the foregoing, the entire Units Award shall become immediately vested and non-forfeitable in the event that the Recipient ceases to be employed by the Corporation due to Recipient’s death or Disability or upon a Change in Control of the Corporation, as defined in the Plan.
          (b) To the extent not previously vested, the Units will be cancelled on the earlier of (i) the date on which a change in control of Covisint Corporation occurs or (ii) on August 26, 2015 if the criteria for vesting stipulated in 2(a) above are not met. A “change of control of Covisint Corporation” means the closing or effectiveness of an acquisition of Covisint Corporation by a third party, regardless of the form of the acquisition; provided, however, that an Initial Public Offering of Covisint Corporation or an acquisition of the Corporation shall not constitute a “change of control of Covisint Corporation” for purposes of this Agreement.
          (c) If Recipient’s employment with the Corporation terminates for any reason other than Recipient’s death or Disability, Recipient’s right to shares of Common Stock subject to Units that are not yet vested automatically shall terminate and be forfeited by Recipient unless the Committee, in the exercise of its authority under the Plan, modifies this Section 2 in connection with such termination to provide otherwise.

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Exhibit 10.126
          (d) The Committee, at its discretion and in the exercise of its authority under the Plan, reserves the right to reduce or eliminate the Recipient’s right to shares of Common Stock subject to Units at any time on or before the attainment of the criteria for vesting stipulated in 2(a) above.
     3. Settlement. No shares of Common Stock will be issued before the Units vest in accordance with Section 2 above. As soon as practicable, but no later than thirty (30) days, after the date on which the Units vest, the Corporation will issue to Recipient or Recipient’s legal guardian or representative (if applicable) one share of Common Stock for each vested Unit. The issuance of shares of Common Stock may be in certificated form or in book entry form, in the Corporation’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws). The Units shall not be settled in cash.
     4. Dividend Equivalents; Rights as a Shareholder.
          (a) No Unit awarded under this Agreement shall have a Dividend Equivalent associated with it.
          (b) The Recipient shall have no voting or other rights as a shareholder of the Corporation until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.
     5. Employee’s Employment by the Corporation. Nothing contained in this Agreement or the Plan (i) obligates the Corporation to employ Recipient in any capacity whatsoever or (ii) prohibits or restricts the Corporation from terminating the employment, if any, of Recipient at any time or for any reason whatsoever, with or without cause, and Recipient hereby acknowledges and agrees that neither the Corporation nor any other person or entity has made any representations or promises whatsoever to Recipient concerning Recipient’s employment or continued employment by the Corporation or any Subsidiary.
     6. Change in Capitalization. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which Recipient would be entitled if Recipient had owned, at the time of such change in capital structure, the shares of Common Stock issuable upon settlement of the Units.
     7. Withholding. The Corporation shall have the right to withhold from Recipient’s compensation or to require Recipient to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the vesting of Units pursuant to Section 2. Subject to limitations in the Plan, Recipient may, in order to fulfill the withholding obligation, tender previously-acquired shares of Common Stock having an aggregate Fair Market Value equal to the amount owed. The Corporation shall be authorized to take such action as may be necessary, in the opinion of the Corporation’s counsel (including, without limitation, withholding Common Stock otherwise deliverable to Recipient and/or withholding amounts from any compensation or other amount owing from the Corporation to Recipient), to satisfy the obligations for payment of any such taxes. The Recipient shall have full responsibility, and the Corporation shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Units, including upon the receipt, vesting or settlement of the Units. The Recipient should seek his or her own tax counsel regarding the taxation of the Units.
     8. Limitation on Obligations. Except as provided in Section 6 above, the Corporation’s obligation with respect to the Units is limited solely to the delivery to Recipient of shares

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Exhibit 10.126
of Common Stock upon settlement, and in no way shall the Corporation become obligated to pay cash or other assets in respect of such obligation. In addition, the Corporation shall not be liable to Recipient for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.
     9. Transfer of Units Award. Neither this Units Award nor Recipient’s rights under this Agreement are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 10.3 of the Plan.
     10. Securities Laws. Upon the vesting or settlement of any Units, the Corporation may require Recipient to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
     11. Notices. Any notice or election to be given to the Corporation shall be addressed to the Corporation in care of its Secretary, and any notice to Recipient shall be addressed to him or her at the address stated in the Corporation’s records.
     12. Governing Law. The laws of the State of Michigan shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

RECIPIENT

[Recipeint Name]

COMPUWARE CORPORATION

By:
[Representative Name]
Its: [Representative Title]

Exec Cov

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